SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2006

Data I/O Corporation

(Exact name of registrant as specified in its charter)

Washington

(State of other jurisdiction of incorporation)

0-10394	91-0864123
(Commission File Number)	IRS Employer Identification No.)

6464 185th Ave. N.E., Redmond, WA 98052

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (425) 881-6444

Not Applicable

(Former name or former address, if changed since last report)

Page 1 of 6 Pages

Item 2.02 Results of Operation and Financial Condition

A copy of a press release made on October 25, 2006 follows:

6464 185TH Ave. N.E., Suite 101

Redmond, WA 98052

Tel: (425) 881-6444

Fax:(425) 881-6856

Contact:

Joel Hatlen

VP / Chief Financial Officer

Data I/O Corporation

(425) 881-6444

investorrelations@dataio.com

DATA I/O ANNOUNCES THIRD QUARTER 2006 FINANCIAL RESULTS

Redmond, Wash., October 25, 2006 – Data I/O Corporation (NASDAQ: DAIO), the leading provider of manual and automated device programming systems, today announced financial results for the third quarter ended September 30, 2006.

Revenues for the third quarter of 2006 were $6.8 million, down 5 percent from the $7.2 million reported in the second quarter of 2006, however up 4 percent from the $6.6 million recorded in the third quarter of 2005. Order bookings were $7.8 million, compared with $7.3 million in the second quarter of 2006, and $7.8 million in the third quarter of 2005. For the first three quarters of 2006, orders were $22.2 million, up 9 percent from the $20.4 million recorded in the same period of 2005. Order backlog increased $700,000 during the third quarter of 2006 to $2.8 million at the end of the third quarter.

Gross margins in the third quarter of 2006 were 55.1 percent, compared with 52.3 percent in the prior quarter. The improved gross margin percentage is primarily due to a more favorable product mix shift, higher average selling prices, and favorable labor and overhead variances.

Operating expenses before the restructuring charge in the third quarter of 2006 were $484,000 less than in the previous quarter. This reduction was due to initiatives to reduce costs and improve profitability undertaken during the quarter. The associated restructuring charge of $152,000 was primarily related to severance costs. The cost associated with the July move of Redmond operations was approximately offset by the acceleration of previously deferred gains from the prior sale and leaseback of our former location.

In accordance with U.S. generally accepted accounting principles (GAAP), net income in the third quarter of 2006 was $47,000 or a net income of $0.01 per share, compared with a net loss of $398,000, or a net loss of $0.05 per share in the second quarter of 2006. In the third quarter of 2005, the company reported net income of $127,000 or $0.02 per share. The net income per share for the third quarter of 2006 includes a restructuring charge of $0.02 per share and the impact of expensing options under FAS 123(R) of $0.01 per share. The company has cash and investments of $2.5 million at September 30, 2006 and financed most of the added equipment associated with the new facility in a capital lease of $591,000 during the quarter.

“While we were pleased to ship the initial FLX-500 demonstrators in the third quarter, we did not begin shipping customer orders until October. Backlog is expected to decline to more normal levels in the fourth quarter as shipments catch up with the incoming order rate. We are very excited about the potential of the FLX-500 to grow revenues and serve as a platform for providing further customer solutions.” said Fred Hume, president and CEO.

Conference Call Information

A conference call discussing the third quarter 2006 financial results will follow this release today at 2:00 p.m. Pacific time/5:00 p.m. Eastern time. To listen to the conference call, please dial (703) 639-1316, passcode: DAIO. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, please dial (320) 365-3844, access code: 846180. The conference call will also be simultaneously webcast over the Internet; visit the Investor Relations section of the Data I/O Corporation website at http://www.dataio.com to access the call from the site. This webcast will be recorded and available for replay on the Data I/O Corporation website approximately two hours after the conclusion of the conference call.

About Data I/O Corporation

Celebrating more than 30 years of innovative leadership in the device programming industry, Data I/O Corporation (NASDAQ: DAIO), provides manual and automated device programming systems that specifically address the requirements of engineering and manufacturing customers. FlashCORE™, Sprint and UniSite families provide a wide range of device support and versatility to address a user’s many different programming needs. Data I/O Corporation has headquarters in Redmond, WA, with sales and services offices worldwide. For further information, visit the company’s website at http://www.dataio.com.

Forward Looking Statement

Statements in this news release concerning future revenues, margins, results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements. These factors include uncertainties as to levels of orders, ability to record revenues based upon the timing of product deliveries and installations, market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in the Company’s filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications. The accuracy and completeness of forward-looking statements should not be unduly relied upon. Data I/O is under no duty to update any of these forward-looking statements.

– Summary Financial Data Attached –

DATA I/O CORPORATION
COMPARATIVE STATEMENTS OF EARNINGS

(in thousands except per share data)	Third Quarter			Nine Months Ended
			Percent			Percent
	9/30/2006	9/30/2005	Change	9/30/2006	9/30/2005	Change
Net sales	$6,837	$6,587	3.8%	$20,413	$19,966	2.2%
Gross margin	3,768	3,756	0.3%	10,922	11,703	-6.7%
Gross margin as percent of sales	55.1%	57.0%	-1.9%	53.5%	58.6%	-5.1%
Operating expenses:
Research & development	1,426	1,218	17.1%	4,245	3,905	8.7%
Selling, general and administrative	2,229	2,411	-7.5%	7,494	7,421	1.0%
Provision for business restructure	152	17		152	73
Operating income(loss)	(39)	110		(969)	304
Non-operating income (expense)	22	12		97	21
Income(loss) from operations before taxes	(17)	122		(872)	325
Income tax expense(benefit)	(64)	(5)		(9)	106
Net income(loss)	$47	$127		$(863)	$219

Total diluted earnings(loss) per share	$0.01	$0.02		$(0.10)	$0.03

Diluted weighted average shares outstanding	8,672	8,468		8,413	8,501

CONDENSED BALANCE SHEET
(in thousands)

	9/30/2006	12/31/2005
Cash and cash equivalents	$2,492	$4,362
Short-term investments	—	800
Accounts receivable, net	7,010	6,828
Inventories	5,067	3,529
Other current assets	445	329
Property, plant and equipment, net	3,056	2,274
Other long-term assets, net	85	15
Total assets	$18,155	$18,137

Current liabilities	$5,583	$5,854
Long-term debt	484	—
Shareholders’ equity	12,088	12,283
Total liabilities and shareholders’ equity	$18,155	$18,137

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation
October 26, 2006	By:	_/s/Frederick R. Hume____
Frederick R. Hume President Chief Executive Officer

By:	_/s/Joel S. Hatlen_________
Joel S. Hatlen President – Finance Chief Financial Officer Secretary and Treasurer